EXHIBIT 3.9


                           CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION
                   OF INTEGRATED PERFORMANCE SYSTEMS, INC.
              UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

 The undersigned, being the President and the Secretary of Integrated Performance Systems, Inc., does hereby certify and set forth;

      I. The name of the Corporation is Integrated Performance Systems, Inc. The name under which the Corporation was formed is Espo's Inc.

      II. The date its Certificate of Incorporation was filed by the Department of State is the 29th day of November, 1990

      III. The Certificate of Incorporation is hereby amended, pursuant to Section 502(d) of the Business Corporation Law, by the addition of the following provisions fixing the number, designation, relative rights, preferences, and limitations of 20,000 shares of the 10,000,000 shares of Preferred Stock authorized by the Certificate of Incorporation, as fixed by the Board of Directors pursuant to authority vested in it by the Certificate of Incorporation, as follows:

 (a) Designation. The series of Preferred Stock created hereby shall be designated the Series E Preferred Stock [the "Series E Preferred Stock"]

 (b) Authorized Shares. The number of shares of Series E Preferred Stock shall be 20,000 shares.

 (c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capitol stock, if any, the holders of Series E Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of junior capital stock, including Common Stock, an amount equal to $299.85 per share, less an amount obtained by multiplying that amount by the current principal balance divided by the original principal amount [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation available for distribution to the holders of the Series E Preferred Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the corporation shall be distributed ratably among the holders of the Series E Preferred Stock and parity capital stock, if any. Neither the consolidation or merger of the corporation nor the sale, lease or transfer by the corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the corporation for purposes of this Section
 (c).

 (d) Dividends. The Series E Preferred Stock shall be not be entitled to receive any dividends.

 (e) Conversion Rights, Each share of Series E Preferred Stock shall be convertible, at the option of the holder, into 1,000 fully paid and non-assessable shares of the Company's Common Stock, provided, however, that such conversion would not violate any applicable federal, state, or local law, rule, regulation, or any judgment, writ, decree, or order binding upon the Company or the holder, or any provision of the company's or holder's amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Company and the holder are Parties or by which they are bound. The foregoing conversion calculation shall be hereinafter referred to as the "Conversion Ratio". Said conversion ratio shall be subject to equitable adjustment at the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of capital events which make such adjustment appropriate, such as a dividend payable in shares of common stock, combinations of the common stock, a merger or consolidation, or the like.

      (i) Conversion Procedure. The holder shall effect conversions by surrendering the certificate(s) representing the series E Preferred Stock to be converted to the corporation, together with a form of conversion notice satisfactory to the corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series E Preferred Stock represented by the certificate tendered, the corporation shall promptly deliver to the holders new certificate representing the Series E Preferred Stock not converted. Not later than five [5] trading days after the conversion date, the corporation will deliver to the holder, (i) a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the corporation shall not be obligated to Issue such certificates until the Series E Preferred Stock is delivered to the corporation. If the corporation does not deliver such certificate(s) by the date required under this paragraph (e)(i), the holder shall be entitled by written notice to the corporation at any time on or before receipt of such certificate(s), to rescind such conversion.

      (ii) Conversion Penalty. In the event the Corporation breaches its obligation to timely deliver the Common Stock on conversion, then without limiting holder's other rights and remedies, the corporation shall pay to the holder an amount accruing at the rate of $5.00 per day for each such breach for each 1,000 shares of Common Stock subject to the conversion, with pro rata payments for amounts less than 1,000 shares.

      (iii)  Adjustments on Stock Splits, Dividends and Distributions.
 If the corporation, at any time while any Series E Preferred Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares. (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock any shares of capital stock of the corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph
 (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

      (iv) Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of Common Stock, any consolidation or merger of the corporation with or into another person, the sale or transfer of all or substantially all of the assets of the corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series E Preferred Stock then outstanding shall have the right thereafter to convert such Series E Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series E Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer share exchange would have been entitled. The terms of any such consolidation, merger. sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      (v) Fractional Shares: Issuance Expenses. Upon a conversion of Series E Preferred Stock, the corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series E Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

 (f) Voting Rights. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series E Preferred Stock shall not be entitled to vote on any matters considered and voted upon by the corporation's Common Stock. In the event the holders of the Series E Preferred Stock are entitled to vote on a matter as required by law, the holders shall be entitled to 1,000 votes per share of Series E Preferred Stock.

 (g) Reservation of Shares of Common Stock. The corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series E Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series E Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series E Preferred Stock, the corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non assessable.

 (h) No Reissuance of Series E Preferred Stock. No shares of the Series E Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the corporation shall be authorized to issue.

 (i)  Mandatory Redemption. There shall be no mandatory redemption.

      IV. This Amendment to the Certificate of Incorporation was authorized by Unanimous

 Consent of the Board of Directors dated May 30, 2003.

 IN WITNESS WHEREOF the undersigned has executed and signed this certificate this 30th day of May, 2003.

                                    /s/ D Ronald Allen
                                    -------------------------------------
                                    D Ronald Allen, Chairman of the Board


                                    /s/ D Ronald Allen
                                    -------------------------------------
                                    D Ronald Allen, Secretary